Exhibit 10.1

THIS MUTUAL AGREEMENT TO TERMINATE the distribution and licensing agreement dated February 3, 2011 is made and entered into as of April 2nd, 2013 (hereinafter the “Termination Agreement”).

BETWEEN:	THERATECHNOLOGIES INC., a company incorporated under the laws of the Province of Québec, having its principal place of business at 2310 Alfred-Nobel Blvd., Montreal, Québec, Canada H4S 2B4;

(hereafter referred to as “Theratechnologies”);

AND:	THERATECHNOLOGIES EUROPE INC., a company incorporated under the laws of the Province of Québec, having its principal place of business at 2310 Alfred-Nobel Blvd, Montreal, Québec, Canada H4S 2B4;

(hereinafter referred to as “Thera Europe”);

AND:	FERRER INTERNACIONAL, S.A., a corporation duly constituted under the laws of Spain, having its principal place of business at Diagonal 549, 5th Floor 08029, Barcelona, Spain;

(hereinafter referred to as “Ferrer”).

WHEREAS, the Parties have entered into a distribution and licensing agreement on February 3, 2011 (the “Agreement”); and

WHEREAS, the Parties have mutually agreed to terminate the Agreement;

NOW, THEREFORE, IN CONSIDERATION OF THE FOREGOING PREMISES, THE PARTIES HERETO, INTENDING TO BE LEGALLY BOUND, AGREE AS FOLLOWS:

1.       All capitalized terms used herein that are not defined in this Termination Agreement shall have the meaning ascribed thereto in the Agreement.

2.       The Parties hereby terminate the Agreement as of the date hereof (hereinafter the “Termination Date”). In furtherance of the foregoing, as of the Termination Date, all licenses and sublicenses granted to Ferrer under the Agreement in connection with the Commercialization of the Product in the Territory shall immediately and automatically terminate.

3.       The Parties hereby acknowledge that they will continue to be bound by the terms of Section 14.9, including the articles and sections referred to under Section 14.9.1(a) of the Agreement, and the definitions in Article 1 thereof for the sole purposes of construing this Termination Agreement.

4.       The Parties hereby agree that Theratechnologies will issue the press release attached as Schedule “A” to this Termination Agreement no later than one (1) Business Day after the Termination Date. In addition, Ferrer acknowledges that this Termination Agreement may be filed by Theratechnologies with securities regulatory authorities in connection with its continuous disclosure obligations under securities regulation.

5.       Ferrer, acting for itself, its successors and assigns, hereby releases and forever discharges Theratechnologies and Thera Europe and its Affiliates, and their respective past and present directors, officers, agents, representatives and employees from any and all claims, debts, demands, contracts, agreements, damages, actions, causes of action, and all liabilities of any kind or nature whatsoever in law, in equity or otherwise existing up to the present time or which is not now known or anticipated but may arise in the future, in any way related to or arising from the Agreement, including the termination thereof as of the Termination Date, except with respect to the surviving obligations described in Section 3 of this Termination Agreement.

6.       Theratechnologies and Thera Europe, acting respectively for themselves, their successors and assigns, hereby release and forever discharge Ferrer and its Affiliates, and their respective past and present directors, officers, agents, representatives and employees from any and all claims, debts, demands, contracts, agreements, damages, actions, causes of action, and all liabilities of any kind or nature whatsoever in law, in equity or otherwise existing up to the present time or which is not now known or anticipated but may arise in the future, in any way related to or arising from the Agreement, including the termination thereof as of the Termination Date, except with respect to the surviving obligations described in Section 3 of this Termination Agreement.

7.       Each Party hereto agrees to do such further acts and things and to execute and deliver such additional agreements, powers and instruments as the other may reasonably request to carry into effect the terms, provisions and purposes of this Termination Agreement or to better assure and confirm their respective rights hereunder.

8.       This Termination Agreement, and the terms, covenants and conditions hereof, shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

9.       This Termination Agreement shall be governed by and interpreted in accordance with the laws of England and Wales. The Convention for the International Sale of Goods shall not apply to this Termination Agreement and is hereby expressly disclaimed.

10.     Each Party hereto shall bear their own attorneys’ fees, costs, and expenses in connection with the negotiation for and preparation of this Termination Agreement, and the completion of the termination as herein provided.

11.     Each Party hereto represents and warrants that it is fully authorized to enter into this Termination Agreement and to carry out the obligations provided for herein.

12.     A waiver by a Party of any of the terms and conditions of this Termination Agreement in any instance shall not be deemed or construed to be a waiver of such term or condition for the future, or of any other term or condition hereof.

13.     Whenever possible, each provision of this Termination Agreement shall be interpreted in such manner as to be effective and valid to the fullest extent permitted under applicable Law, but if one or more provisions of this Termination Agreement are held to be unenforceable or invalid under or in contravention of applicable Law by any court of competent jurisdiction, such provision shall be interpreted to the fullest extent permitted by applicable Law, and the Parties shall negotiate in good faith to replace such provision with a provision which effects to the fullest extent possible the original intent of such provision.

14.     This Termination Agreement constitutes the entire agreement of the Parties concerning the subject matter hereof, superseding all prior and contemporaneous proposals, negotiations, communications and agreements, written or oral, with respect to the subject matter of this Termination Agreement.

15.     This Termination Agreement may be executed in two (2) counterparts, each of which shall be deemed an original but which together shall constitute one (1) and the same instrument. This Termination Agreement may be executed by facsimile or “PDF” signatures, which signatures shall have the same force and effect as original signatures.

IN WITNESS WHEREOF, the Parties have caused this Termination Agreement to be executed and delivered by their respective duly authorized officers as of the date first above written.

THERATECHNOLOGIES INC.		FERRER INTERNACIONAL, S.A.

By:	(signed) Luc Tanguay	By:	(signed) Jorge Ramentol Massana
Name:	Luc Tanguay	Name:	Jorge Ramentol Massana
Title:	President and Chief Executive Officer	Title:	Chief Executive Officer

By:	(signed) Jocelyn Lafond	By:	(signed) Antonio Villaro Martin
Name:	Jocelyn Lafond	Name:	Antonio Villaro Martin
Title:	Vice President, Legal Affairs	Title:	Chief Operating Officer

Date:	5/4/13	Date:	2/4/13

THERATECHNOLOGIES EUROPE INC.

By:	(signed) Luc Tanguay
Name:	Luc Tanguay
Title:	President

Date:	5/4/13

SCHEDULE “A”

Press Release

Theratechnologies Announces Termination of Agreement with Ferrer in Europe

Montréal, Canada –   —  , 2013 – Theratechnologies Inc. (Theratechnologies) (TSX: TH) today announced the termination of its distribution and licensing agreement with Ferrer Internacional, S.A. (Ferrer) for the commercialization of tesamorelin in Europe, Russia, South Korea, Taiwan and certain Asian countries for the treatment of excess abdominal fat in HIV-infected patients with lipodystrophy. Ferrer was also responsible for regulatory activities for tesamorelin in these territories.

“We have been working diligently to forge the most appropriate path for tesamorelin in Europe following the withdrawal of our application last June. Our work in this regard continues and, at this juncture, Ferrer and Theratechnologies have mutually agreed to terminate their agreement,” stated Luc Tanguay, President and Chief Executive Officer of Theratechnologies.

“We are currently working with key physicians, patient groups, regulatory consultants and certain regulators to assess a potential re-filing in Europe for tesamorelin. We will finalize our resubmission strategy in this territory once our ongoing evaluation of the merits of each available option is completed. This includes an analysis of both a centralized and decentralized approach,” stated Luc Tanguay, President and Chief Executive Officer of Theratechnologies.

As a result of the termination of this agreement, Theratechnologies, through its wholly-owned subsidiary, now holds 100% of the commercialization rights for tesamorelin in Europe, Russia, South Korea, Taiwan and certain Asian countries.

Currently there are no approved treatments for lipodystrophy in HIV-infected patients available in Europe.

About Theratechnologies

Theratechnologies (TSX: TH) is a biopharmaceutical company that specializes in innovative therapeutic peptide products, with an emphasis on growth-hormone releasing factor peptides. Further information about Theratechnologies is available on the Company’s website at www.theratech.com, on SEDAR at www.sedar.com and on the Securities and Exchange Commission’s website at www.sec.gov.

Forward-Looking Information

This press release contains certain statements that are considered “forward-looking information” within the meaning of applicable securities legislation. This forward-looking information includes, but is not limited to, information regarding the potential re-filing of a marketing authorization application for tesamorelin in Europe and the approval of tesamorelin in Europe for the treatment of excess abdominal fat in adult HIV-infected patients with lipodystrophy.

Forward-looking information is based upon a number of assumptions and is subject to a number of risks and uncertainties, many of which are beyond Theratechnologies’ control that could cause actual results to differ materially from those that are disclosed in or implied by such forward-looking information. These assumptions include, but are not limited to, that we will re-file a marketing authorization in Europe or in certain European countries only, that regulatory agencies in Europe will approve tesamorelin for the treatment of excess abdominal fat in adult HIV-infected patients with lipodystrophy, that our third-party supplier of tesamorelin will have the capacity to manufacture and deliver tesamorelin to meet market demand, that our third-party supplier of tesdamorelin will be approved to manufacture products for resale in Europe, that no conflict will occur with our commercial partners in other territories and that we will have our own sales force or an agreement with a third party to distribute ans sell tesamorelin in Europe, if approved. These risks and uncertainties include, but are not limited to, the risk that we do not re-file a marketing authorization application for tesamorelin in Europe or in certain European countries only, that European regulatory agencies do not approve tesamorelin for the treatment of excess abdominal fat in adult HIV-infected patients with lipodystrophy, that our third-party supplier of tesamorelin is unable or is not qualified to manufacture products for resale in Europe, that tesamorelin is subject to a recall or market withdrawal, that conflicts occur with our commercial partners which will divert management’s attention, that we have no sales force or are unable to enter into an agreement with a third party for the distribution and sale of tesamorelin in Europe upon terms commercially acceptable to us.

Theratechnologies refers potential investors to the “Risk Factors” section of its Annual Report on Form 20-F dated February 26, 2013. The Annual Report on Form 20-F is available at www.sedar.com and at www.sec.gov under Theratechnologies’ public filings. The reader is cautioned to consider these and other risks and uncertainties carefully and not to put undue reliance on forward-looking statements. Forward-looking information reflects current expectations regarding future events and speaks only as of the date of this press release and represents Theratechnologies’ expectations as of that date.

Theratechnologies undertakes no obligation to update or revise the information contained in this press release, whether as a result of new information, future events or circumstances or otherwise, except as may be required by applicable laws.

Contact:

Denis Boucher

NATIONAL Public Relations

Phone: 514 843-2393